Exhibit 10.63

Dated 27 September 2017

EMPEROR HOLDING LTD.
as Guarantor

and

JELCO DELTA HOLDING CORP.
as Holder

GUARANTEE

relating to
the Convertible Promissory Notes

INDEX

Clause		Page

1	INTERPRETATION	1
2	GUARANTEE	2
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	2
4	EXPENSES	3
5	ADJUSTMENT OF TRANSACTIONS	3
6	PAYMENTS	3
7	INTEREST	3
8	SUBORDINATION	4
9	ENFORCEMENT	4
10	REPRESENTATIONS AND WARRANTIES	4
11	UNDERTAKINGS	5
12	JUDGMENTS	7
13	SUPPLEMENTAL	7
14	NOTICES	8
15	INVALIDITY OF A CONVERTIBLE PROMISSORY NOTE	9
16	GOVERNING LAW AND JURISDICTION	9
EXECUTION PAGE		11

THIS GUARANTEE is made on 24 May 2017
BETWEEN
(1)
EMPEROR HOLDING LTD., a corporation incorporated under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Guarantor"); and

(2)
JELCO DELTA HOLDING CORP., a corporation incorporated under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Holder", which expression includes its successors and assigns).

BACKGROUND
(A)
Seanergy Maritime Holdings Corp. (the "Maker") issued in favour of the Holder two convertible promissory notes originally dated 12 March 2015 and 7 September 2015 (as further amended, the "Original Notes").

(B)
The Maker has issued in favour of the Holder a further convertible promissory note bearing the same date as this Guarantee (the "New Note", together with the Original Notes the "Notes" and each individually a "Note").

(C)
The Guarantor is a wholly owned subsidiary of the Maker and commercially benefits from the Notes as the Notes provide additional liquidity to the Maker ensuring that it can meet its current obligations while retaining liquidity available to fund the working capital and other financial requirements of the Guarantor.

(D)	It is a condition to the Holder subscribing for the New Note and giving its consent to the amendment the Original Notes that the Guarantor shall execute and deliver to the Holder this Guarantee.
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Defined expressions
Words and expressions defined in the New Note shall have the same meanings when used in this Guarantee unless the context otherwise requires.
1.2	Construction of certain terms
In this Guarantee:
"bankruptcy" includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;
"Security Period" means the period starting 12 March 2015 and ending on the date all liabilities of the Maker under each of the Notes have been irrevocably and unconditionally paid and discharged in full.

2	GUARANTEE
2.1	Guarantee and indemnity
The Guarantor unconditionally and irrevocably:
(a)	guarantees the due and punctual payment of all amounts payable by the Maker under or in connection with each of the Notes;
(b)	undertakes to pay to the Holder, on the Holder's demand, any such amount which is not paid by the Maker when payable; and
(c)
fully indemnifies the Holder on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Holder as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Holder would otherwise have been entitled to recover.

2.2	No limit on number of demands
The Holder may serve more than one demand under Clause 2.1.
2.3	Release of Guarantee
At the end of the Security Period, the Holder will release the Guarantor from its obligations under this Guarantee and, at the request and cost of the Guarantor, return this Guarantee to the Guarantor.
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR
3.1	Principal and independent debtor
The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.
3.2	Waiver of rights and defences
Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against the Holder in respect of:
(a)	any amendment or supplement being made to any of the Notes;
(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, any of the Notes;
(c)	any release or loss (even though negligent) of any right or security interest created by or in relation to any of the Notes;
(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or security interest, including a failure to realise for its full market value an asset covered by such a security interest; or

(e)	any other security interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES
4.1	Costs of preservation of rights, enforcement etc.
The Guarantor shall pay to the Holder on its demand the amount of all expenses incurred by the Holder in connection with any matter arising out of this Guarantee or any security interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a security interest.
5	ADJUSTMENT OF TRANSACTIONS
5.1	Reinstatement of obligation to pay
The Guarantor shall pay to the Holder on its demand any amount which the Maker is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Maker or other relevant person on the ground that any of the Notes, or a payment by the Maker, was invalid or on any similar ground.
6	PAYMENTS
6.1	Method of payments
Any amount due under this Guarantee shall be paid:
(a)	in immediately available funds;
(b)	to such account as the Holder may from time to time notify to the Guarantor;
(c)	without any form of set‑off, cross‑claim or condition; and
(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.
6.2	Grossing-up for taxes
If the Guarantor is required by law to make a tax deduction, the amount due to the Holder shall be increased by the amount necessary to ensure that the Holder receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.
7	INTEREST
7.1	Accrual of interest
Any amount due under this Guarantee shall carry interest after the date on which the Holder demands payment of it until it is actually paid, unless interest on that same amount also accrues under the relevant Note.
7.2	Calculation of interest
Interest under this Guarantee shall be calculated and accrue in the same way as interest under the relevant Note.
7.3	Guarantee extends to interest payable under each Note

For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under each of the Notes.
8	SUBORDINATION
8.1	Subordination of rights of Guarantor
After an Event of Default has occurred under any of the Notes and the Holder has, by notice to the Guarantor, brought this Clause 8.1 into operation, which notice shall take effect immediately, the Guarantor shall not during the Security Period:
(a)	claim, or in a bankruptcy of the Maker prove for, any amount payable to the Guarantor by the Maker, whether in respect of this Guarantee or any other transaction;
(b)	take or enforce any security interest for any such amount;
(c)	claim to set-off any such amount against any amount payable by the Guarantor to the Maker; or
(d)	claim any subrogation or other right in respect of any of the Notes or any sum received or recovered by the Holder under any of the Notes.
9	ENFORCEMENT
9.1	No requirement to commence proceedings against the Maker
The Holder will not need to commence any proceedings under, or enforce any security interest created by any of the Notes before claiming or commencing proceedings under this Guarantee.
9.2	Conclusive evidence of certain matters
However, as against the Guarantor:
(a)	any judgment or order of a court in England or the State of New York or of the United States of America or the Marshall Islands or Greece in connection with any of the Notes; and
(b)	any statement or admission of the Maker in connection with any of the Notes, shall be binding and conclusive as to all matters of fact and law to which it relates.
10	REPRESENTATIONS AND WARRANTIES
10.1	General
The Guarantor represents and warrants to the Holder as follows.
10.2	Status
The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.
10.3	Corporate power
The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.
10.4	Consents in force
All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.
10.5	Legal validity and effective Security Interests
This Guarantee:
(a)
constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms and subject any relevant insolvency laws affecting creditors' rights generally; and

(b)	creates legal, valid and binding Security Interests enforceable in accordance with its terms over all the assets to which it relates.
10.6	No conflicts
The execution by the Guarantor of this Guarantee and its compliance herewith will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Guarantor; or
(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.
10.7	No withholding taxes
All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.8	No default
To the knowledge of the Guarantor, no Event of Default has occurred under any of the Notes.
10.9	No litigation
No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor's financial position or profitability.
11	UNDERTAKINGS
11.1	General
The Guarantor undertakes with the Holder to comply with the following provisions of this Clause 11 at all times while during the Security Period, except as the Holder may otherwise permit.
11.2	Creditor notices

The Guarantor will send the Holder, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's creditors or any class of them.
11.3	Consents
The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Holder of, all consents required:
(a)	for the Guarantor to perform its obligations under this Guarantee;
(b)	for the validity or enforceability of this Guarantee,
and the Guarantor will comply with the terms of all such consents.
11.4	Maintenance of Security Interests
The Guarantor will:
(a)	at its own cost, do all that it reasonably can to ensure that this Guarantee validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol this Guarantee with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of this Guarantee, give any notice or take any other step which may be or become necessary or desirable for this Guarantee to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.5	Notification of litigation
The Guarantor will provide the Holder with details of any legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of this Guarantee.
11.6	Notification of default
The Guarantor will notify the Holder as soon as the Guarantor becomes aware of:
(a)	the occurrence of an Event of Default under any of the Notes; or
(b)	any matter which indicates that an Event of Default under any of the Notes may have occurred, and will thereafter keep the Holder fully up-to-date with all developments.
11.7	Maintenance of status
The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
11.8	Negative pledge
The Guarantor shall not create or permit to arise any security interest over any asset present or future except security interests created in relation to or permitted by the Notes.
11.9	No disposal of assets, change of business

The Guarantor will not:
(a)	transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	make any substantial change to the nature of its business from that existing at the date of this Guarantee.
11.10	No merger etc.
The Guarantor shall not enter into any form of merger, sub-division, amalgamation or other reorganisation.
12	JUDGMENTS
12.1	Judgments and orders relating to a Note
This Guarantee shall cover any amount payable by the Maker under or in connection with any judgment or order relating to any of the Notes.
13	SUPPLEMENTAL
13.1	Continuing guarantee
This Guarantee shall remain in force as a continuing security at all times during the Security Period.
13.2	Rights cumulative, non-exclusive
The Holder's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.
13.3	No impairment of rights under Guarantee
If the Holder omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Holder under this Guarantee.
13.4	Severability of provisions
If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.
13.5	Guarantee not affected by other security
This Guarantee shall not impair, nor be impaired by, any other guarantee, any security interest or any right of set-off or netting or to combine accounts which the Holder may now or later hold in connection with any of the Notes.
13.6	Applicability of provisions of Guarantee to other security interests
Any security interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 15 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the security interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 15.
13.7	Applicability of provisions of Guarantee to other rights
Clauses 3 and 15 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 15), being an agreement referring to this Guarantee.
13.8	Guarantor's approval of the Notes
The Guarantor has read the Notes and understands and approves all the terms and conditions thereof.
13.9	Third party rights
A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.
14	NOTICES
14.1	Notices to Guarantor
Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:
c/o Seanergy Management Corp.
16 Grigoriou Lambraki Street
Second Floor
16674 Glyfada, Athens Greece

Fax No: +30 210 9638404

or to such other address which the Guarantor may notify to the Holder.
14.2	Application of certain provisions of the New Note
The sections in the New Note which relate to the Notices apply to any notice or demand under or in connection with this Guarantee with logical amendments.
14.3	Validity of demands
A demand under this Guarantee shall be valid notwithstanding that it is served:
(a)	on the date on which the amount to which it relates is payable by the Maker under the relevant Note;
(b)	at the same time as the service of a notice under the relevant Note, and a demand under this Guarantee may refer to all amounts payable under or in connection with the relevant Note without specifying a particular sum or aggregate sum.
14.4	Notices to Holder
Any notice to the Holder under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Holder under the New Note.

15	INVALIDITY OF A NOTE
15.1	Invalidity of a Note
In the event of:
(a)	a Note now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or
(b)
without limiting the scope of paragraph (a), a bankruptcy of the Maker, the introduction of any law or any other matter resulting in the Maker being discharged from liability under any of the Notes, or any of the Notes ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with that Note as if that Note had been and remained entirely valid, legal and enforceable, or the Maker had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Maker had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated;  and references in this Guarantee to amounts payable by the Maker under or in connection with such Note shall include references to any amount which would have so been or become payable as aforesaid.
16	GOVERNING LAW AND JURISDICTION
16.1	New York law
This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Any dispute regarding this Guarantee shall be exclusively referred to arbitration in London and conducted in accordance with the Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall and as chairman of such panel of arbitrators.  Upon receipt by one party of the nomination in writing of such other party's arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the third arbitrator shall be appointed by the President of the London Maritime Arbitrators Association ("LMAA") at the time within twenty one days of the two arbitrators being appointed.. The arbitration shall be conducted in accordance with the terms of the LMAA then in effect.  The parties agree that any tribunal constituted under this Guarantee shall have the power to order consolidation of proceedings or concurrent hearings in relation to any and all disputes arising out of or in connection with the Notes or the other documents contemplated thereby, which involve common questions of fact or law, and to make any orders ancillary to the same, including, without limitation, any orders relating to the procedures to be followed by the parties in any such consolidated proceedings or concurrent hearings. Consolidated disputes are to be heard by a maximum of three arbitrators, each party to have the right to appoint one arbitrator. In case a dispute arises as to whether consolidation is appropriate (including without limitation conflicting orders of relevant tribunals) and/or as to the constitution of the tribunal for any such consolidated proceedings, each party shall have the right to apply to the President for the time being of the LMAA for final determination of the consolidation of the proceedings and/or constitution of such tribunal.
16.2	Holder' rights unaffected

Nothing in this Clause 16 shall exclude or limit any right which the Holder may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
16.3	Meaning of "proceedings"
In this Clause 16, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.
THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

EXECUTED AND DELIVERED AS A DEED	)
by EMPEROR HOLDING LTD.	)
acting by Theodora Mitropetrou	)	/s/ Theodora Mitropetrou
expressly authorised in accordance with the	)
laws of the Republic of the Marshall Islands	)
by virtue of a power of attorney granted	)
by EMPEROR HOLDING LTD.	)
on 27 September 2017)
such execution being witnessed by	)
Maria Moschopoulou		/s/ Maria Moschopoulou
Signature of witness
HOLDER
EXECUTED AND DELIVERED AS A DEED	)
by JELCO DELTA HOLDING CORP.	)
acting by Alastair Macdonald	)	/s/ Alastair Macdonald
expressly authorised in accordance with the	)
laws of the Republic of the Marshall Islands	)
by virtue of a power of attorney granted	)
by JELCO DELTA HOLDING CORP.	)
on 27 September 2017)
such execution being witnessed by	)
Karen Campbell		/s/ Karen Campbell

Signature of witness